EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan of ExpressJet Holdings, Inc. (the "Company") of our report on the consolidated financial statements of the Company dated January 31, 2002 (except for Notes 4, 11 and 12, as to which the date is April 12, 2002) and our report on the financial statement schedule of the Company dated January 31, 2002 included in the Registration Statement (Form S-1, No. 333-64808) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 27, 2002